Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES
FIRST QUARTER FISCAL 2012 EARNINGS

Announces Monthly Distributions of $0.077 Cents per Share for a Total of $0.231 Per Share for
Third Fiscal Quarter 2012, Equal to Annualized Distribution Rate of $0.924 Per Share

New Loan Originations Total $30.3 million in First Quarter

RYE BROOK, NY, November 9, 2011 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the first quarter of fiscal 2012 ended September 30, 2011.

For the quarter ended September 30, 2011, the Company recorded net investment income of $1.5 million, or $0.25 per share, and a net increase in net assets resulting from operations of $1.6 million, or $0.26 per share. Net asset value was $9.11 per share at September 30, 2011 compared to $9.08 per share at June 30, 2011.

On November 7, 2011, the Board of Directors declared monthly distributions for the third quarter of fiscal 2012 as follows:

Record Date	Payment Date	Per Share Amount
January 31, 2012	February 15, 2012	$0.077
February 29, 2012	March 15, 2012	$0.077
March 30, 2012	April 13, 2012	$0.077

These monthly distributions equate to a $0.924 annualized distribution rate or a current annualized yield of 13.0%, based on the closing price of the Company’s common stock of $7.10 per share on November 8, 2011.

Financial Highlights for the First Quarter of Fiscal 2012

➢	Net asset value was $9.11 per share at September 30, 2011.

➢	Weighted average portfolio interest rate increased to 12.89% at September 30, 2011 from 12.68% at June 30, 2011.

➢	Total investment income was $2.6 million.

➢	Net investment income was $1.5 million, or $0.25 per share.

➢	Net increase in net assets resulting from operations was $1.6 million, or $0.26 per share.

➢
Total portfolio investments at September 30, 2011 were $68.9 million (excluding U.S. treasury bills of $35.0 million), compared to $56.8 million (excluding U.S. treasury bills of $26.0 million) at June 30, 2011.

➢
New originations totaling $30.3 million to four companies, of which $24.8 million was funded. These consist of new facilities of $8.25 million to Pro Grade Ammo Group LLC, $10.5 million to Coast Plating, Inc., $4.5 million to iMedX Inc. and $7.0 million to The Finance Company, LLC.

➢	The Company received $12.0 million in payoffs at par, plus fees, from two portfolio companies.

➢	At September 30, 2011, excluding U.S. Treasury bills, 92% of investments were first lien senior secured loans.

➢
At September 30, 2011, debt outstanding was $16.1 million consisting of $12.7 million drawn under the Company’s $35.0 million senior leverage facility and $3.4 million under its senior unsecured notes.

➢	Full Circle paid monthly distributions of $0.075 per share on August 15, 2011, September 15, 2011 and October 14, 2011.

➢	Per share amounts for the quarter ended September 30, 2011 are based on approximately 6.2 million weighted average shares outstanding.

Management Commentary

“Our first quarter results gave us a strong start to our new fiscal year,” said John Stuart, chairman and chief executive officer of Full Circle Capital Corp. “During the quarter we closed four originations and recorded two loan payoffs at par. We have now reinvested substantially all the proceeds from the 50% portfolio turnover we experienced during the last year. Our deal pipeline remains strong, positioning us to expand our portfolio as the fiscal year progresses.

“Our strategy to make first lien senior secured loans to growing companies, with a significant level of risk protection and a desirable yield, has resulted in improved portfolio metrics. The payoffs from older, lower yielding loans have been redeployed into higher yielding assets which has improved our portfolio yield from 12.68% at June 30, 2011 to 12.89% at September 30, 2011. First lien senior secured loans represent 92% of the portfolio, which carries an aggregate loan-to-value ratio of 53%. Floating rate loans now account for 81% of the portfolio compared to 79% at June 30, 2011, which we believe is relatively high compared to our BDC peers, and positions us well for an eventual rise in interest rates.

“Over the past two quarters, demand from lower middle and smaller market borrowers for our uni-tranche, or stretch senior, secured debt has driven our origination activity. Due to this strong demand, we can remain highly selective in our investments and we believe that the overall return profile of our investment portfolio will continue to improve as the portfolio expands,” concluded Mr. Stuart.

First Quarter Fiscal 2012 Results

Full Circle Capital Corporation was formed on April 16, 2010 and commenced operations on August 31, 2010 with the purchase of a seasoned portfolio consisting of approximately $72.3 million of debt and equity investments from two existing private funds, Full Circle Partners, LP and Full Circle Fund, Ltd., formed in 2005 and 2007, respectively. As a result, the comparable period for the first quarter of fiscal 2012 ended September 30, 2011 consists of one month of operations from August 31, 2010 to September 30, 2010. Full Circle Capital completed its initial public offering on August 31, 2010.

The Company’s net asset value at September 30, 2011 was $9.11 per share. For the first fiscal quarter ended September 30, 2011, the Company recorded net unrealized depreciation of $71,000 resulting primarily from fair value adjustments and realized gain on investments of $125,000.

The Company generated $2.1 million of interest income during the period, of which approximately 97% was paid in cash with the remaining 3% paid in payment-in-kind (“PIK”) interest. Fee income from structuring fees and other sources totaled $0.5 million. The Company recorded net investment income of $1.5 million, or $0.25 per share, and a net increase in net assets resulting from operations of $1.6 million, or $0.26 per share.

During the quarter, the Company originated 4 new loan facilities for $30.3 million (of which it funded $24.8 million) and existing borrowers drew $3.6 million on existing loan facilities. Repayments and amortization of principal under existing loan facilities and loan and investment realizations totaled $15.9 million. All repayments and realizations were recorded at par.

At September 30, 2011, the Company’s portfolio (excluding U.S. Treasury bills and money market funds) included investments in 17 companies of which 14 were debt investments. The average portfolio company debt investment at September 30, 2011 was $4.8 million.  The weighted average interest rate on investments was 12.89%. At fair value, 92% of portfolio investments were first lien loans, 5% were second lien loans and 3% were equity investments. Approximately 81% of the debt investment portfolio, at fair value, bore interest at floating rates.  A portion of the floating rate loans carry a minimum interest rate floor which protects the Company’s return in a low rate environment. The loan-to-value ratio on the Company’s loans was 53% at September 30, 2011 compared to 55% at June 30, 2011.

Conference Call Details

Management will host a conference call to discuss these results on Thursday, November 10 at 10:00 a.m. ET.  To participate in the conference call, please call 866-305-6438 (domestic call-in) or 706-679-7161 (international call-in) and reference code # 22331284.

A live webcast of the conference call and the accompanying slide presentation will be available at http://ir.fccapital.com/CorporateProfile.aspx?iid=4151676. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 1:00 p.m. ET on November 10 until 11:59 p.m. ET on November 16 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation # 22331284.  An archived replay of the conference call and slide presentation will also be available in the investor relations section of the company’s website.

About Full Circle Capital Corporation
Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s web site www.fccapital.com.

Forward-Looking Statements
This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John E. Stuart, CEO	Stephanie Prince/Jody Burfening
Full Circle Capital Corporation	Lippert/Heilshorn & Associates
914-220-6300	212-838-3777
Jstuart@fccapital.com	sprince@lhai.com

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	September 30, 2011	June 30, 2011
	(Unaudited)	(Audited)
Assets
Control Investments at Fair Value (Cost of $7,429,786 and $1,658,552, respectively)	$6,646,889	$842,884
Affiliate Investments at Fair Value (Cost of $430,500
and $7,174,348, respectively)	561,371	7,112,992
Investments at Fair Value (Cost of $97,894,488 and $75,757,764, respectively)	96,679,152	74,838,241
Total Investments (Cost of $105,754,774 and $84,590,664, respectively)	103,887,412	82,794,117

Cash	887,898	2,065,943
Deposit with Broker	3,500,000	2,657,859
Interest Receivable	750,390	680,527
Due from Affiliate	289,757	-
Prepaid Expenses	135,470	33,642
Other Current Assets	439,191	212,961
Deferred Credit Facility Fees	50,000	50,000

Total Assets	109,940,118	88,495,049

Liabilities

Due to Affiliate	644,960	592,418
Accounts Payable	470,689	116,289
Accrued Liabilities	142,005	73,228
Due to Broker	35,000,403	25,999,632
Dividends Payable	466,454	1,399,361
Interest Payable	49,475	23,361
Other Current Liabilities	365,309	412,171
Line of Credit	12,722,262	-
Distribution Notes	3,404,583	3,404,583

Total Liabilities	53,266,140	32,021,043

Net Assets	$56,673,978	$56,474,006
Components of Net Assets
Common Stock, par value $0.01 per share
(100,000,000 authorized; 6,219,382 issued
and outstanding)	$62,194	$62,194
Paid-in Capital in excess of par	58,204,411	58,204,411
Distributions in excess of Net Investment Income	(195,553)	(340,534)
Accumulated Net Realized Gains	470,288	344,482
Accumulated Net Unrealized Losses	(1,867,362)	(1,796,547)
Net Assets	$56,673,978	$56,474,006
Net Asset Value Per Share	$9.11	$9.08

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30, 2011	Three months ended September 30, 20101
Investment Income
Interest Income	$1,825,263	$711,430
Interest Income from Affiliate	234,864	90,774
Interest Income from Control Investments	27,573	-
Dividend Income from Affiliate	-	57,500
Other Income	311,457	7,878
Other Income from Affiliate	54,086	-
Other Income from Control Investments	105,000	-

Total Investment Income	2,558,243	867,582

Operating Expenses
Management Fee	285,960	106,984
Incentive Fee	371,602	112,686
Total Advisory Fees	657,562	219,670

Allocation of Overhead Expenses	85,685	30,090
Sub-Administration Fees	78,114	26,038
Officers’ Compensation	45,924	9,687
Total Costs Incurred Under Administration Agreement	209,723	65,815

Directors’ Fees	28,125	29,107
Interest Expenses	122,560	113,531
Professional Services Expense	220,873	37,794
Bank Fees	3,681	5,010
Other	85,169	40,499
Organizational Expenses	-	143,983

Total Gross Operating Expenses	1,327,693	655,409

Management Fee Waiver and Expense Reimbursement	(313,792)	(94,610)

Total Net Operating Expenses	1,013,901	560,799

Net Investment Income	1,544,342	306,783
Net change in Unrealized Loss on Investments	(70,815)	(105,854)
Realized Gain on Investments	125,806	6,063

Net Increase in Net Assets Resulting from Operations	$1,599,333	$206,992

Earnings per common share	$0.26	$0.10
Weighted average shares of common stock outstanding	6,219,382	2,086,338

1         Certain amounts have been reclassified to conform to the current period’s presentation

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (Unaudited)

	For the three months ended September 30, 2011	For the period from August 31, 2010 (commencement of operations) to September 30, 2010
Per Share Data 1 :
Net asset value at beginning of period	$9.08	$9.40
Net investment income	0.25	0.06
Change in unrealized loss	(0.01)	(0.02)
Realized gain	0.02	-
Dividends declared	(0.23)	(0.08)
Net asset value at end of period	$9.11	$9.36

1	Financial highlights are based on average weighted shares outstanding.